SYSCO REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

HOUSTON, July 30, 2024 - Sysco Corporation (NYSE: SYY) (“Sysco” or the “company”) today announced financial results for its 13-week fourth fiscal quarter and its fiscal year ended June 29, 2024.

Key financial results for the fourth quarter of fiscal year 2024 include the following (comparisons are to the same period in fiscal year 2023):
•Sales increased 4.2%; U.S. Foodservice volume increased 3.5%; U.S. local volumes grew 0.7%;
•Gross profit increased 4.2% to $3.8 billion;
•Operating income increased 1.2% to $977 million, and adjusted operating income increased 6.4% to $1.1 billion1;
•EBITDA decreased 7.7% to $1.2 billion, and adjusted EBITDA increased 5.4% to $1.3 billion1,2; and
•EPS3 decreased 14.6% to $1.23, compared to $1.44 in the same period last year, and adjusted EPS1 increased 3.7% to $1.39.

“Sysco’s financial performance for the quarter and year included market share gains, strong profit growth, investments in the business, and robust annual cash flow. Our balanced efforts to grow top-line and manage margins enabled us to deliver solid bottom-line results. In addition, we rewarded our shareholders with share repurchases and dividends. I am proud of our team for a steadfast focus on core business drivers, and advancing our strategic initiatives. We remain on track with a specific set of actions that we are confident will positively increase local case performance in the upcoming fiscal year. I am particularly pleased with our International business, which delivered a 19.4% increase in operating income and 23.6% increase in adjusted operating income for the year. I want to thank all Sysco colleagues for their strong customer focus and hard work in fiscal 2024. We are the leader in the Food Away From Home distribution business because of you, our talented team,” said Kevin Hourican, Sysco’s Chair of the Board and Chief Executive Officer.

“Our fourth quarter operating profit included our seventh consecutive quarter of positive operating leverage. Additionally, over $2.2 billion was returned to shareholders this year. We plan to build on that momentum with continual improvements expected this coming fiscal year. Fiscal 2025 kicks off the first year of our three-year financial growth algorithm. Our plans for consistent top- and bottom-line growth are built on our expectations for sustainable growth, operational excellence, and a balanced capital return profile. This long-term view reflects an expected compounded annual growth rate of 4%-6% for net sales, 6%-8% for adjusted EPS, and 9-11% total shareholder returns.” said Kenny Cheung, Sysco’s Chief Financial Officer.

1 Adjusted financial results, including adjusted operating expense, adjusted operating income (loss), adjusted earnings per share (EPS) and adjusted EBITDA, are non-GAAP financial measures that exclude certain items, which primarily include acquisition-related costs, restructuring and severance costs, and transformational project costs. Last year’s Certain Items include a pension settlement charge that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer, adjustments to our bad debt reserve specific to aged receivables existing prior to the COVID-19 pandemic, adjustments to a product return allowance related to COVID-related personal protection equipment inventory and a gain on a litigation financing agreement.
2 Earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.
3 Earnings per share (EPS) are shown on a diluted basis, unless otherwise specified.

Key financial results for fiscal year 2024 include the following (comparisons are to the same period in fiscal year 2023):
•Sales increased 3.3%; U.S. Foodservice volume increased 3.1%; U.S. local volumes grew 1.1%;
•Gross profit increased 4.7% to $14.6 billion;
•Operating income increased 5.4% to $3.2 billion, and adjusted operating income increased 8.4% to $3.5 billion1;
•EBITDA increased 12.7% to $4.0 billion, and adjusted EBITDA increased 9.0% to $4.2 billion1,2;
•EPS increased 12.1% to $3.89, and adjusted EPS increased 7.5% to $4.311,3;
•Cash flow from operations increased 4.2% to $3.0 billion and free cash flow increased 5.6% to $2.2 billion as compared to the same period last year4; and
•Net Debt to adjusted EBITDA5 improved to 2.7 times, within our target ratio; we returned approximately $2.2 billion of capital to shareholders via $1.2 billion of share repurchases and $1.0 billion of dividends.

Fourth Quarter Fiscal Year 2024 Results (comparisons are to the same period in fiscal year 2023)

Total Sysco

Sales for the fourth quarter increased 4.2% to $20.6 billion.

Gross profit increased 4.2% to $3.8 billion, and gross margin decreased 1 basis point to 18.7%. Product cost inflation was 1.6% at the total enterprise level, as measured by the estimated change in Sysco’s product costs, primarily in the poultry and meat categories. The increase in gross profit for the fourth quarter was primarily driven by positive volumes, as well as continued progress with effective management of product cost inflation and our strategic sourcing initiative.

Operating expenses increased 5.2%, driven by increased volumes and cost inflation. Adjusted operating expenses increased 3.3%.

Operating income increased 1.2% to $977 million, and adjusted operating income increased 6.4% to $1.1 billion.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment results were driven by higher volumes, combined with effective margin management and re-investments.

Sales for the fourth quarter increased 4.9% to $14.4 billion. Total case volume within U.S. Foodservice grew 3.5% for the fourth quarter, while local case volume within U.S. Foodservice increased 0.7%.

Gross profit increased 3.1% to $2.8 billion, and gross margin decreased 32 basis points to 19.4%.

Operating expenses increased 5.2%, and adjusted operating expenses increased 4.4%.

Operating income decreased 0.1% to $1.0 billion, and adjusted operating income increased 1.1% to $1.1 billion.

International Foodservice Operations

The International Foodservice Operations segment delivered sales growth, along with outsized profit growth.

4 Free cash flow is a non-GAAP financial measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP financial measures are included at the end of this release.
5 Net debt to adjusted EBITDA is a non-GAAP financial measure frequently used by investors and credit rating agencies. Our net debt to adjusted EBITDA ratio is calculated using a numerator of our debt minus cash and cash equivalents, divided by the sum of the most recent four quarters of adjusted EBITDA.

Sales for the fourth quarter increased 3.8% to $3.8 billion. On a constant currency basis6, sales for the fourth quarter were $3.8 billion, an increase of 4.5%. Foreign exchange rates decreased both International Foodservice Operations sales by 0.7% and total Sysco sales by 0.1% during the quarter.

Gross profit increased 8.7% to $787 million, and gross margin increased 93 basis points to 20.8%. On a constant currency basis6, gross profit increased 9.3% to $791 million. Foreign exchange rates decreased both International Foodservice Operations gross profit by 0.6% and total Sysco gross profit by 0.1% during the quarter.

Operating expenses increased 11.3%, and adjusted operating expenses increased 7.6%. On a constant currency basis6, adjusted operating expenses increased 8.1%. Foreign exchange rates decreased both International Foodservice Operations operating expenses by 0.5% and total Sysco operating expenses by 0.1% during the quarter.

Operating income decreased 4.2% to $115 million, and adjusted operating income increased 13.1% to $164 million. On a constant currency basis6, adjusted operating income was $165 million, an increase of 13.8%. Foreign exchange rates decreased both International Foodservice Operations operating income by 0.7% and total Sysco operating income by 0.1% during the quarter.

Fiscal Year 2024 Results (comparisons are to the same period in fiscal year 2023)

Total Sysco

Sales for fiscal year 2024 increased 3.3% to $78.8 billion.

Gross profit increased 4.7% to $14.6 billion, and gross margin increased 25 basis points to 18.5%. Product cost inflation was 1.5% at the total enterprise level, as measured by the estimated change in Sysco’s product costs, primarily in the poultry and meat categories. The increase in gross profit for the year was primarily driven by positive volumes, as well as continued progress with effective management of product cost inflation and our strategic sourcing initiative.

Operating expenses increased 4.5%, driven by increased volumes and cost inflation. Adjusted operating expenses increased 3.6%.

Operating income increased 5.4% to $3.2 billion, and adjusted operating income increased 8.4% to $3.5 billion.

U.S. Foodservice Operations

The U.S. Foodservice Operations segment results were driven by higher volumes and effective margin management, which resulted in continued profit growth.

Sales for fiscal year 2024 increased 3.1% to $55.3 billion. Total case volume within U.S. Foodservice grew 3.1% for fiscal year 2024, while local case volume within U.S. Foodservice increased 1.1%.

Gross profit increased 3.4% to $10.7 billion, and gross margin increased 5 basis points to 19.4%.

Operating expenses increased 3.9%, and adjusted operating expenses increased 3.5%.

Operating income increased 2.4% to $3.7 billion, and adjusted operating income increased 3.2% to $3.7 billion.

6 Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. These adjusted measures are non-GAAP financial measures. Reconciliations of all non-GAAP financial measures to the nearest corresponding GAAP financial measure are included at the end of this release.

International Foodservice Operations

The International Foodservice Operations segment delivered another strong year of sales and profit growth.

Sales for fiscal year 2024 increased 7.4% to $14.6 billion. On a constant currency basis6, sales for fiscal year 2024 were $14.3 billion, an increase of 5.5%. Foreign exchange rates increased both International Foodservice Operations sales by 1.9% and total Sysco sales by 0.3% during the year.

Gross profit increased 11.6% to $2.9 billion, and gross margin increased 76 basis points to 20.2%. On a constant currency basis6, gross profit increased 9.2% to $2.9 billion. Foreign exchange rates increased both International Foodservice Operations gross profit by 2.4% and total Sysco gross profit by 0.4% during the year.

Operating expenses increased 10.5%, and adjusted operating expenses increased 9.5%. On a constant currency basis6, adjusted operating expenses increased 6.8%. Foreign exchange rates increased both International Foodservice Operations operating expense by 2.7% and total Sysco operating expense by 0.6% during the year.

Operating income increased 19.4% to $375 million, and adjusted operating income increased 23.6% to $492 million. On a constant currency basis6, adjusted operating income was $488 million, an increase of 22.6%. Foreign exchange rates increased both International Foodservice Operations operating income by $4 million and total Sysco operating income by $1 million during the year.

Balance Sheet, Cash Flow and Capital Spending

As of the end of the quarter, the company had a cash balance of $696 million.

During the year, Sysco returned $2.2 billion to shareholders via $1.2 billion of share repurchases and $1.0 billion of dividends.

Cash flow from operations was $3.0 billion for the fiscal year, which was an increase of $121 million over the prior year period.

Capital expenditures, net of proceeds from sales of plant and equipment, for fiscal year 2024 were $753 million.

Free cash flow4 for fiscal year 2024 was $2.2 billion, which was an increase of $119 million over the prior year period.

Conference Call & Webcast

Sysco will host a conference call to review the company’s fourth quarter and full fiscal year 2024 financial results on Tuesday, July 30, 2024, at 10:00 a.m. Eastern Daylight Time. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:
	13-Week Period Ended		52-Week Period Ended

Financial Comparison:	June 29, 2024	Change	June 29, 2024	Change
GAAP:
Sales	$20.6 billion	4.2%	$78.8 billion	3.3%
Gross Profit	$3.8 billion	4.2%	$14.6 billion	4.7%
Gross Margin	18.7%	-1 bp	18.5%	25 bps
Operating Expenses	$2.9 billion	5.2%	$11.4 billion	4.5%
Operating Income	$977 million	1.2%	$3.2 billion	5.4%
Operating Margin	4.8%	-14 bps	4.1%	8 bps
Net Earnings	$612 million	-16.5%	$2.0 billion	10.5%
Diluted Earnings Per Share	$1.23	-14.6%	$3.89	12.1%

Non-GAAP (1):
Gross Profit	$3.8 billion	4.2%	$14.6 billion	4.7%
Gross Margin	18.7%	-1 bp	18.5%	25 bps
Operating Expenses	$2.8 billion	3.3%	$11.1 billion	3.6%
Operating Income	$1.1 billion	6.4%	$3.5 billion	8.4%
Operating Margin	5.3%	11 bps	4.4%	21 bps
EBITDA	$1.2 billion	-7.7%	$4.0 billion	12.7%
Adjusted EBITDA	$1.3 billion	5.4%	$4.2 billion	9.0%
Net Earnings	$693 million	1.5%	$2.2 billion	6.0%
Diluted Earnings Per Share (2)	$1.39	3.7%	$4.31	7.5%

Case Growth:
U.S. Foodservice	3.5%		3.1%
Local	0.7%		1.1%

Sysco Brand Sales as a % of Cases (3):
U.S. Broadline	36.6%	-51 bps	36.7%	-19 bps
Local	47.1%	-37 bps	47.0%	11 bps
Note:
(1) Reconciliations of all non-GAAP financial measures to the nearest respective GAAP financial measures are included at the end of this release.
(2) Individual components in the table above may not sum to the totals due to the rounding.
(3) Amounts reflect the impact of current customer classifications; prior period history has been reclassified to match the current period customer classification.

Forward-Looking Statements
Statements made in this press release or in our earnings call for the fourth quarter of fiscal year 2024 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include statements concerning: our expectations regarding future improvements in productivity; our belief that improvements in our organizational capabilities will deliver compelling outcomes in future periods; our expectations regarding improvements in international volume; our expectations that our transformational agenda will drive long-term growth; our expectations regarding the continuation of an inflationary environment; our expectations regarding improvements in the efficiency of our supply chain; our expectations regarding the impact of our Recipe for Growth strategy and the pace of progress in implementing the initiatives under that strategy; our expectations regarding Sysco’s ability to outperform the market in future periods; our expectations that our strategic priorities will enable us to grow faster than the market; our expectations regarding our efforts to reduce overtime rates and the incremental investments in hiring; our expectations regarding the expansion of our Sysco Driver Academy and our belief that the academy will enable us to provide upward career path mobility for our warehouse colleagues and improve colleague retention; our expectations regarding the benefits of the six-day delivery and last mile distribution models; our plans to improve the capabilities of our sales team; our plans to refine our engineering labor standards; our expectations regarding the impact of our growth initiatives and their ability to enable Sysco to consistently outperform the market; our expectations to exceed our growth target by the end of fiscal 2025; our ability to deliver against our strategic priorities; economic trends in the United States and abroad; our belief that there is further opportunity for profit in the future; our future growth, including growth in sales and earnings per share; the pace of implementation of our business transformation initiatives; our expectations regarding our ability to execute our balanced approach to capital allocation and rewarding our shareholders; our plans to improve colleague retention, training and productivity; our belief that our Recipe for Growth transformation is creating capabilities that will help us profitably grow for the long term; our expectations regarding our long-term financial outlook; our expectations of the effects labor harmony will have on sales and case volume, as well as mitigation expenses; our expectations for customer acquisition in the local/street space; our expectations regarding the effectiveness of our Global Support Center expense control measures; and our expectations regarding the growth and resilience of our food away from home market.

It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of Sysco’s control. Therefore, you should not place undue reliance on any of the forward-looking statements contained herein. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see our Annual Report on Form 10-K for the year ended July 1, 2023, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 76,000 colleagues, the company operates 340 distribution facilities worldwide and serves approximately 730,000 customer locations. For fiscal year 2024 that ended June 29, 2024, the company generated sales of more than $78 billion. Information about our Sustainability program, including Sysco’s 2023 Sustainability Report and 2023 Diversity, Equity & Inclusion Report, can be found at www.sysco.com.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED RESULTS OF OPERATIONS (Unaudited) (In Millions, Except for Share and Per Share Data)
	Quarter Ended		Year Ended
	Jun. 29, 2024	Jul. 1, 2023	Jun. 29, 2024	Jul. 1, 2023

Sales	$20,556	$19,728	$78,844	$76,325
Cost of sales	16,718	16,043	64,236	62,370
Gross profit	3,838	3,685	14,608	13,955
Operating expenses (1)	2,861	2,720	11,406	10,916
Operating income	$977	$965	$3,202	$3,039
Interest expense	165	136	607	527
Other expense (income), net (1) (2)	8	(128)	30	227
Earnings before income taxes	804	957	2,565	2,285
Income taxes	192	224	610	515
Net earnings	$612	$733	$1,955	$1,770

Net earnings:
Basic earnings per share	$1.23	$1.45	$3.90	$3.49
Diluted earnings per share	1.23	1.44	3.89	3.47

Average shares outstanding	495,872,056	506,546,404	501,238,422	507,362,913
Diluted shares outstanding	497,464,115	508,507,679	503,096,086	509,719,756

(1)
Gains and losses related to the disposition of fixed assets have been recognized within operating expenses. Prior year amounts for the fourth quarter have been reclassified to conform to this presentation.

(2)	Sysco’s second quarter of fiscal 2023 included a charge of $315 million in other expense related to pension settlement charges. Sysco’s fourth quarter of fiscal 2023 included $122 million in other income related to a legacy litigation financing agreement.

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED BALANCE SHEETS (In Millions, Except for Share Data)
	Jun. 29, 2024	Jul. 1, 2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$696	$745
Accounts receivable, less allowances of $54 and $46	5,324	5,092
Inventories	4,678	4,481
Prepaid expenses and other current assets	323	284
Income tax receivable	22	6
Total current assets	11,043	10,608
Plant and equipment at cost, less accumulated depreciation	5,497	4,915
Other long-term assets
Goodwill	5,153	4,646
Intangibles, less amortization	1,188	860
Deferred income taxes	445	420
Operating lease right-of-use assets, net	923	732
Other assets	668	640
Total other long-term assets	8,377	7,298
Total assets	$24,917	$22,821

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,290	$6,025
Accrued expenses	2,226	2,251
Accrued income taxes	131	102
Current operating lease liabilities	125	99
Current maturities of long-term debt	469	63
Total current liabilities	9,241	8,540
Long-term liabilities
Long-term debt	11,513	10,348
Deferred income taxes	345	303
Long-term operating lease liabilities	838	656
Other long-term liabilities	1,089	932
Total long-term liabilities	13,785	12,239
Commitments and contingencies
Noncontrolling interest	31	33
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765	765
Paid-in capital	1,908	1,815
Retained earnings	12,260	11,311
Accumulated other comprehensive loss	(1,339)	(1,253)
Treasury stock at cost, 273,416,685 and 260,062,834 shares	(11,734)	(10,629)
Total shareholders’ equity	1,860	2,009
Total liabilities and shareholders’ equity	$24,917	$22,821

Sysco Corporation and its Consolidated Subsidiaries CONSOLIDATED CASH FLOWS (Unaudited) (In Millions)
	Year Ended
	Jun. 29, 2024	Jul. 1, 2023
Cash flows from operating activities:
Net earnings	$1,955	$1,770
Adjustments to reconcile net earnings to cash provided by operating activities:
Pension settlement charge	—	315
Share-based compensation expense	104	96
Depreciation and amortization	873	776
Operating lease asset amortization	124	113
Amortization of debt issuance and other debt-related costs	19	20
Deferred income taxes	27	(16)
Provision for losses on receivables	57	36
Other non-cash items	(12)	(7)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Increase in receivables	(110)	(271)
Increase in inventories	(70)	(22)
(Increase) decrease in prepaid expenses and other current assets	(2)	2
Increase in accounts payable	104	196
(Decrease) increase in accrued expenses	(12)	22
Decrease in operating lease liabilities	(144)	(134)
Increase in accrued income taxes	13	92
Decrease in other assets	38	6
Increase (decrease) in other long-term liabilities	25	(126)
Net cash provided by operating activities	2,989	2,868
Cash flows from investing activities:
Additions to plant and equipment	(832)	(793)
Proceeds from sales of plant and equipment	79	42
Acquisition of businesses, net of cash acquired	(1,210)	(37)
Purchase of marketable securities	(33)	(16)
Proceeds from sales of marketable securities	29	12
Other investing activities (1)	5	7
Net cash used for investing activities	(1,962)	(785)
Cash flows from financing activities:
Bank and commercial paper borrowings, net	200	—
Other debt borrowings including senior notes	1,362	249
Other debt repayments including senior notes	(447)	(830)
Debt issuance costs	(13)	—
Proceeds from stock option exercises	120	79
Stock repurchases	(1,232)	(500)
Dividends paid	(1,008)	(996)
Other financing activities (2)	(20)	(58)
Net cash used for financing activities	(1,038)	(2,056)
Effect of exchange rates on cash, cash equivalents and restricted cash	(10)	8
Net (decrease) increase in cash, cash equivalents and restricted cash	(21)	35
Cash, cash equivalents and restricted cash at beginning of period	966	931
Cash, cash equivalents and restricted cash at end of period	$945	$966

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$557	$511
Income taxes, net of refunds	564	444

(1)	Change primarily includes proceeds from the settlement of corporate-owned life insurance policies.
(2)	Change includes cash paid for shares withheld to cover taxes, settlement of interest rate hedges and other financing activities.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items

The discussion of our results includes certain non-GAAP financial measures, including EBITDA and adjusted EBITDA, that we believe provide important perspective with respect to underlying business trends. Other than EBITDA and free cash flow, any non-GAAP financial measures will be denoted as adjusted measures to remove (1) restructuring charges; (2) expenses associated with our various transformation initiatives; (3) severance charges; and (4) acquisition-related costs consisting of: (a) intangible amortization expense and (b) acquisition costs and due diligence costs related to our acquisitions. Our results for fiscal 2023 were also impacted by a pension settlement charge that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer, adjustments to our bad debt reserve specific to aged receivables existing prior to the COVID-19 pandemic, adjustments to a product return allowance related to COVID-related personal protection equipment inventory and a gain on a litigation financing agreement.

The results of our operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, other (income) expense, net earnings and diluted earnings per share to remove these Certain Items and presenting its results on a constant currency basis provides an important perspective with respect to our underlying business trends and results. It provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and (2) facilitates comparisons on a year-over-year basis.

Sysco has a history of growth through acquisitions and excludes from its non-GAAP financial measures the impact of acquisition-related intangible amortization, acquisition costs and due diligence costs for those acquisitions. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal year 2024 and fiscal year 2023.

Set forth on the following page is a reconciliation of sales, operating expenses, operating income, other (income) expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not be equal to the total presented when added due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Millions, Except for Share and Per Share Data)
	13-Week Period Ended Jun. 29, 2024	13-Week Period Ended Jul. 1, 2023	Change in Dollars	%/bps Change
Sales (GAAP)	$20,556	$19,728	$828	4.2%
Impact of currency fluctuations (1)	25		25	0.1
Comparable sales using a constant currency basis (Non-GAAP)	$20,581	$19,728	$853	4.3%

Cost of sales (GAAP)	$16,718	$16,043	$675	4.2%

Gross profit (GAAP)	$3,838	$3,685	$153	4.2%
Impact of currency fluctuations (1)	4		4	0.1
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,842	$3,685	$157	4.3%

Gross margin (GAAP)	18.67%	18.68%		-1 bp
Impact of currency fluctuations (1)	—			0 bps
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.67%	18.68%		-1 bp

Operating expenses (GAAP)	$2,861	$2,720	$141	5.2%
Impact of restructuring and transformational project costs (2)	(61)	(25)	(36)	NM
Impact of acquisition-related costs (3)	(45)	(28)	(17)	(60.7)
Operating expenses adjusted for Certain Items (Non-GAAP)	2,755	2,667	88	3.3
Impact of currency fluctuations (1)	3		3	0.1
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,758	$2,667	$91	3.4%

Operating expense as a percentage of sales (GAAP)	13.92%	13.79%		13 bps
Impact of certain item adjustments	(0.52)	(0.27)		-25 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	13.40%	13.52%		-12 bps

Operating income (GAAP)	$977	$965	$12	1.2%
Impact of restructuring and transformational project costs (2)	61	25	36	NM
Impact of acquisition-related costs (3)	45	28	17	60.7
Operating income adjusted for Certain Items (Non-GAAP)	1,083	1,018	65	6.4
Impact of currency fluctuations (1)	1		1	0.1
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$1,084	$1,018	$66	6.5%

Operating margin (GAAP)	4.75%	4.89%		-14 bps
Operating margin adjusted for Certain Items (Non-GAAP)	5.27%	5.16%		11 bps
Operating margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	5.27%	5.16%		11 bps

Other expense (income) (GAAP)	$8	$(128)	$136	NM
Impact of other non-routine gains and losses	—	121	(121)	NM
Other expense (income) adjusted for Certain Items (Non-GAAP)	$8	$(7)	$15	NM

Net earnings (GAAP)	$612	$733	$(121)	(16.5)%
Impact of restructuring and transformational project costs (2)	61	25	36	NM
Impact of acquisition-related costs (3)	45	28	17	60.7
Impact of other non-routine gains and losses	—	(121)	121	NM
Tax impact of restructuring and transformational project costs (4)	(14)	(6)	(8)	NM

Tax impact of acquisition-related costs (4)	(11)	(7)	(4)	(57.1)
Tax impact of other non-routine gains and losses (4)	—	31	(31)	NM
Net earnings adjusted for Certain Items (Non-GAAP)	$693	$683	$10	1.5%

Diluted earnings per share (GAAP)	$1.23	$1.44	$(0.21)	(14.6)%
Impact of restructuring and transformational project costs (2)	0.12	0.05	0.07	NM
Impact of acquisition-related costs (3)	0.09	0.06	0.03	50.0
Impact of other non-routine gains and losses	—	(0.24)	0.24	NM
Tax impact of restructuring and transformational project costs (4)	(0.03)	(0.01)	(0.02)	NM
Tax impact of acquisition-related costs (4)	(0.02)	(0.01)	(0.01)	(100.0)
Tax impact of other non-routine gains and losses (4)	—	0.06	(0.06)	NM
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (5)	$1.39	$1.34	$0.05	3.7%

Diluted shares outstanding	497,464,115	508,507,679

(1)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2024 includes $28 million related to restructuring and severance charges and $33 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2023 includes $8 million related to restructuring and severance charges and $17 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(3)	Fiscal 2024 includes $37 million of intangible amortization expense and $8 million in acquisition and due diligence costs. Fiscal 2023 includes $27 million of intangible amortization expense and $1 million in acquisition and due diligence costs.
(4)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(5)	Individual components of diluted earnings per share may not equal the total presented when added due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Non-GAAP Reconciliation (Unaudited) Impact of Certain Items (Dollars in Millions, Except for Share and Per Share Data)
	52-Week Period Ended Jun. 29, 2024	52-Week Period Ended Jul. 1, 2023	Change in Dollars	%/bps Change
Sales (GAAP)	$78,844	$76,325	$2,519	3.3%
Impact of currency fluctuations (1)	(253)		(253)	(0.3)
Comparable sales using a constant currency basis (Non-GAAP)	$78,591	$76,325	$2,266	3.0%

Cost of sales (GAAP)	$64,236	$62,370	$1,866	3.0%
Impact of inventory valuation adjustment (2)	—	3	(3)	—
Cost of sales adjusted for Certain Items (Non-GAAP)	$64,236	$62,373	$1,863	3.0%

Gross profit (GAAP)	$14,608	$13,955	$653	4.7%
Impact of inventory valuation adjustment (2)	—	(3)	3	—
Gross profit adjusted for Certain Items (Non-GAAP)	14,608	13,952	656	4.7
Impact of currency fluctuations (1)	(62)		(62)	(0.4)
Comparable gross profit adjusted for Certain Items using a constant currency basis (Non-GAAP)	$14,546	$13,952	$594	4.3%

Gross margin (GAAP)	18.53%	18.28%		25 bps
Impact of inventory valuation adjustment (2)	—	—		0 bps
Gross margin adjusted for Certain Items (Non-GAAP)	18.53	18.28		25 bps
Impact of currency fluctuations (1)	(0.02)			-2 bps
Comparable gross margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	18.51%	18.28%		23 bps

Operating expenses (GAAP)	$11,406	$10,916	$490	4.5%
Impact of restructuring and transformational project costs (3)	(120)	(63)	(57)	(90.5)
Impact of acquisition-related costs (4)	(159)	(116)	(43)	(37.1)
Impact of bad debt reserve adjustments (5)	—	5	(5)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	11,127	10,742	385	3.6
Impact of currency fluctuations (1)	(61)		(61)	(0.6)
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$11,066	$10,742	$324	3.0%

Operating expense as a percentage of sales (GAAP)	14.47%	14.30%		17 bps
Impact of certain item adjustments	(0.36)	(0.23)		-13 bps
Adjusted operating expense as a percentage of sales (Non-GAAP)	14.11%	14.07%		4 bps

Operating income (GAAP)	$3,202	$3,039	$163	5.4%
Impact of inventory valuation adjustment (2)	—	(3)	3	NM
Impact of restructuring and transformational project costs (3)	120	63	57	90.5
Impact of acquisition-related costs (4)	159	116	43	37.1
Impact of bad debt reserve adjustments (5)	—	(5)	5	NM
Operating income adjusted for Certain Items (Non-GAAP)	3,481	3,210	271	8.4
Impact of currency fluctuations (1)	(1)		(1)	—
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,480	$3,210	$270	8.4%

Operating margin (GAAP)	4.06%	3.98%		8 bps
Operating margin adjusted for Certain Items (Non-GAAP)	4.42%	4.21%		21 bps
Operating margin adjusted for Certain Items using a constant currency basis (Non-GAAP)	4.43%	4.21%		22 bps

Other expense (income) (GAAP)	$30	$227	$(197)	(86.8)%
Impact of other non-routine gains and losses (6)	—	(194)	194	NM
Other expense adjusted for Certain Items (Non-GAAP)	$30	$33	$(3)	(9.1)%

Net earnings (GAAP)	$1,955	$1,770	$185	10.5%
Impact of inventory valuation adjustment (2)	—	(3)	3	NM
Impact of restructuring and transformational project costs (3)	120	63	57	90.5
Impact of acquisition-related costs (4)	159	116	43	37.1
Impact of bad debt reserve adjustments (5)	—	(5)	5	NM
Impact of other non-routine gains and losses (6)	—	194	(194)	NM
Tax impact of inventory valuation adjustment (7)	—	1	(1)	NM
Tax impact of restructuring and transformational project costs (7)	(29)	(15)	(14)	(93.3)
Tax impact of acquisition-related costs (7)	(38)	(29)	(9)	(31.0)
Tax impact of bad debt reserves adjustments (7)	—	1	(1)	NM
Tax impact of loss on extinguishment of debt (7)	—	(49)	49	NM
Net earnings adjusted for Certain Items (Non-GAAP)	$2,167	$2,044	$123	6.0%

Diluted earnings per share (GAAP)	$3.89	$3.47	$0.42	12.1%
Impact of inventory valuation adjustment (2)	—	(0.01)	0.01	NM
Impact of restructuring and transformational project costs (3)	0.24	0.12	0.12	100.0
Impact of acquisition-related costs (4)	0.32	0.23	0.09	39.1
Impact of bad debt reserve adjustments (5)	—	(0.01)	0.01	NM
Impact of other non-routine gains and losses (6)	—	0.38	(0.38)	NM
Tax impact of restructuring and transformational project costs (7)	(0.06)	(0.03)	(0.03)	(100.0)
Tax impact of acquisition-related costs (7)	(0.08)	(0.06)	(0.02)	(33.3)
Tax impact of loss on extinguishment of debt (7)	—	(0.10)	0.10	NM
Diluted earnings per share adjusted for Certain Items (Non-GAAP) (8)	$4.31	$4.01	$0.30	7.5%

Diluted shares outstanding	503,096,086	509,719,756

(1)	Represents a constant currency adjustment which eliminates the impact of foreign currency fluctuations on the current year results.
(2)	Fiscal 2023 represents an adjustment to a product return allowance related to COVID-related personal protection equipment inventory.
(3)	Fiscal 2024 includes $56 million related to restructuring and severance charges and $64 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2023 includes $20 million related to restructuring and severance charges and $43 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(4)	Fiscal 2024 includes $128 million of intangible amortization expense and $31 million in acquisition and due diligence costs. Fiscal 2023 includes $105 million of intangible amortization expense and $10 million in acquisition and due diligence costs.
(5)	Fiscal 2023 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(6)	Fiscal 2023 primarily includes a pension settlement charge of $315 million that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer and $122 million in income from a litigation financing agreement.
(7)	The tax impact of adjustments for Certain Items is calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(8)	Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Millions)
	13-Week Period Ended Jun. 29, 2024	13-Week Period Ended Jul. 1, 2023	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$14,413	$13,746	$667	4.9%
Gross profit (GAAP)	2,793	2,708	85	3.1%
Gross margin (GAAP)	19.38%	19.70%		-32 bps

Operating expenses (GAAP)	$1,751	$1,665	$86	5.2%
Impact of restructuring and transformational project costs (1)	(4)	(1)	(3)	NM
Impact of acquisition-related costs (2)	(20)	(10)	(10)	(100.0)
Operating expenses adjusted for Certain Items (Non-GAAP)	$1,727	$1,654	$73	4.4%

Operating income (GAAP)	$1,042	$1,043	$(1)	(0.1)%
Impact of restructuring and transformational project costs (1)	4	1	3	NM
Impact of acquisition-related costs (2)	20	10	10	100.0
Operating income adjusted for Certain Items (Non-GAAP)	$1,066	$1,054	$12	1.1%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$3,789	$3,649	$140	3.8%
Impact of currency fluctuations (3)	24		24	0.7
Comparable sales using a constant currency basis (Non-GAAP)	$3,813	$3,649	$164	4.5%

Gross profit (GAAP)	$787	$724	$63	8.7%
Impact of currency fluctuations (3)	4		4	0.6
Comparable gross profit using a constant currency basis (Non-GAAP)	$791	$724	$67	9.3%

Gross margin (GAAP)	20.77%	19.84%		93 bps
Impact of currency fluctuations (3)	(0.03)			-3 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	20.74%	19.84%		90 bps

Operating expenses (GAAP)	$672	$604	$68	11.3%
Impact of restructuring and transformational project costs (4)	(30)	(8)	(22)	NM
Impact of acquisition-related costs (5)	(19)	(17)	(2)	(11.8)
Operating expenses adjusted for Certain Items (Non-GAAP)	623	579	44	7.6
Impact of currency fluctuations (3)	3		3	0.5
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$626	$579	$47	8.1%

Operating income (GAAP)	$115	$120	$(5)	(4.2)%
Impact of restructuring and transformational project costs (4)	30	8	22	NM
Impact of acquisition-related costs (5)	19	17	2	11.8
Operating income adjusted for Certain Items (Non-GAAP)	164	145	19	13.1
Impact of currency fluctuations (3)	1		1	0.7
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$165	$145	$20	13.8%

SYGMA
Sales (GAAP)	$2,044	$2,004	$40	2.0%
Gross profit (GAAP)	163	161	2	1.2%
Gross margin (GAAP)	7.97%	8.03%		-6 bps

Operating expenses (GAAP)	$137	$143	$(6)	(4.2)%
Operating income (GAAP)	26	18	8	44.4%

OTHER
Sales (GAAP)	$310	$329	$(19)	(5.8)%
Gross profit (GAAP)	85	88	(3)	(3.4)%
Gross margin (GAAP)	27.42%	26.75%		67 bps

Operating expenses (GAAP)	$72	$64	$8	12.5%
Impact of restructuring and transformational project costs (6)	(10)	—	(10)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$62	$64	$(2)	(3.1)%

Operating income (GAAP)	$13	$24	$(11)	(45.8)%
Impact of restructuring and transformational project costs (6)	10	—	10	NM
Operating income adjusted for Certain Items (Non-GAAP)	$23	$24	$(1)	(4.2)%

GLOBAL SUPPORT CENTER
Gross profit (GAAP)	$9	$4	$5	NM

Operating expenses (GAAP)	$228	$244	$(16)	(6.6)%
Impact of restructuring and transformational project costs (7)	(17)	(16)	(1)	(6.3)
Impact of acquisition-related costs (8)	(6)	(1)	(5)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$205	$227	$(22)	(9.7)%

Operating loss (GAAP)	$(219)	$(240)	$21	8.8%
Impact of restructuring and transformational project costs (7)	17	16	1	6.3
Impact of acquisition-related costs (8)	6	1	5	NM
Operating loss adjusted for Certain Items (Non-GAAP)	$(196)	$(223)	$27	12.1%

TOTAL SYSCO
Sales (GAAP)	$20,556	$19,728	$828	4.2%
Gross profit (GAAP)	3,838	3,685	153	4.2%
Gross margin (GAAP)	18.67%	18.68%		-1 bp

Operating expenses (GAAP)	$2,861	$2,720	$141	5.2%
Impact of restructuring and transformational project costs (1) (4) (6) (7)	(61)	(25)	(36)	NM
Impact of acquisition-related costs (2) (5) (8)	(45)	(28)	(17)	(60.7)
Operating expenses adjusted for Certain Items (Non-GAAP)	$2,755	$2,667	$88	3.3%

Operating income (GAAP)	$977	$965	$12	1.2%
Impact of restructuring and transformational project costs (1) (4) (6) (7)	61	25	36	NM
Impact of acquisition-related costs (2) (5) (8)	45	28	17	60.7
Operating income adjusted for Certain Items (Non-GAAP)	$1,083	$1,018	$65	6.4%

(1)	Primarily represents severance and transformation initiative costs.
(2)	Fiscal 2024 and fiscal 2023 include intangible amortization expense and acquisition costs.
(3)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(4)	Includes restructuring and transformation costs primarily in Europe.
(5)	Represents intangible amortization expense.
(6)	Primarily represents restructuring costs.
(7)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(8)	Represents due diligence costs.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries Segment Results Non-GAAP Reconciliation (Unaudited) Impact of Certain Items on Applicable Segments (Dollars in Millions)
	52-Week Period Ended Jun. 29, 2024	52-Week Period Ended Jul. 1, 2023	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales (GAAP)	$55,339	$53,683	$1,656	3.1%
Gross profit (GAAP)	10,709	10,359	350	3.4%
Gross margin (GAAP)	19.35%	19.30%		5 bps

Operating expenses (GAAP)	$7,035	$6,772	$263	3.9%
Impact of restructuring and transformational project costs (1)	(10)	(1)	(9)	NM
Impact of acquisition-related costs (2)	(61)	(46)	(15)	(32.6)
Impact of bad debt reserve adjustments (3)	—	5	(5)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$6,964	$6,730	$234	3.5%

Operating income (GAAP)	$3,674	$3,587	$87	2.4%
Impact of restructuring and transformational project costs (1)	10	1	9	NM
Impact of acquisition-related costs (2)	61	46	15	32.6
Impact of bad debt reserve adjustments (3)	—	(5)	5	NM
Operating income adjusted for Certain Items (Non-GAAP)	$3,745	$3,629	$116	3.2%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$14,561	$13,560	$1,001	7.4%
Impact of currency fluctuations (4)	(256)		(256)	(1.9)
Comparable sales using a constant currency basis (Non-GAAP)	$14,305	$13,560	$745	5.5%

Gross profit (GAAP)	$2,947	$2,641	$306	11.6%
Impact of currency fluctuations (4)	(63)		(63)	(2.4)
Comparable gross profit using a constant currency basis (Non-GAAP)	$2,884	$2,641	$243	9.2%

Gross margin (GAAP)	20.24%	19.48%		76 bps
Impact of currency fluctuations (4)	(0.08)			-8 bps
Comparable gross margin using a constant currency basis (Non-GAAP)	20.16%	19.48%		68 bps

Operating expenses (GAAP)	$2,572	$2,327	$245	10.5%
Impact of restructuring and transformational project costs (5)	(45)	(19)	(26)	NM
Impact of acquisition-related costs (6)	(72)	(65)	(7)	(10.8)
Operating expenses adjusted for Certain Items (Non-GAAP)	2,455	2,243	212	9.5
Impact of currency fluctuations (4)	(59)		(59)	(2.7)
Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$2,396	$2,243	$153	6.8%

Operating income (GAAP)	$375	$314	$61	19.4%
Impact of restructuring and transformational project costs (5)	45	19	26	NM
Impact of acquisition-related costs (6)	72	65	7	10.8
Operating income adjusted for Certain Items (Non-GAAP)	492	398	94	23.6
Impact of currency fluctuations (4)	(4)		(4)	(1.0)
Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$488	$398	$90	22.6%

SYGMA
Sales (GAAP)	$7,768	$7,843	$(75)	(1.0)%

Gross profit (GAAP)	617	631	(14)	(2.2)%
Gross margin (GAAP)	7.94%	8.05%		-11 bps

Operating expenses (GAAP)	$545	$575	$(30)	(5.2)%
Operating income (GAAP)	72	56	16	28.6%

OTHER
Sales (GAAP)	$1,176	$1,239	$(63)	(5.1)%
Gross profit (GAAP)	307	326	(19)	(5.8)%
Gross margin (GAAP)	26.11%	26.31%		-20 bps

Operating expenses (GAAP)	$267	$269	$(2)	(0.7)%
Impact of restructuring and transformational project costs (7)	(10)	—	(10)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$257	$269	$(12)	(4.5)%

Operating income (GAAP)	$40	$57	$(17)	(29.8)%
Impact of restructuring and transformational project costs (7)	10	—	10	NM
Operating income adjusted for Certain Items (Non-GAAP)	$50	$57	$(7)	(12.3)%

GLOBAL SUPPORT CENTER
Gross profit (loss) (GAAP)	$28	$(2)	$30	NM
Impact of inventory valuation adjustment (8)	—	(3)	3	NM
Gross profit (loss) adjusted for Certain Items (Non-GAAP)	$28	$(5)	$33	NM

Operating expenses (GAAP)	$986	$973	$13	1.3%
Impact of restructuring and transformational project costs (9)	(55)	(43)	(12)	(27.9)
Impact of acquisition-related costs (10)	(26)	(5)	(21)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$905	$925	$(20)	(2.2)%

Operating loss (GAAP)	$(958)	$(975)	$17	1.7%
Impact of inventory valuation adjustment (8)	—	(3)	3	NM
Impact of restructuring and transformational project costs (9)	55	43	12	27.9
Impact of acquisition-related costs (10)	26	5	21	NM
Operating loss adjusted for Certain Items (Non-GAAP)	$(877)	$(930)	$53	5.7%

TOTAL SYSCO
Sales (GAAP)	$78,844	$76,325	$2,519	3.3%
Gross profit (GAAP)	14,608	13,955	653	4.7%
Gross margin (GAAP)	18.53%	18.28%		25 bps

Operating expenses (GAAP)	$11,406	$10,916	$490	4.5%
Impact of restructuring and transformational project costs (1) (5) (7) (9)	(120)	(63)	(57)	(90.5)
Impact of acquisition-related costs (2) (6) (10)	(159)	(116)	(43)	(37.1)
Impact of bad debt reserve adjustments (3)	—	5	(5)	NM
Operating expenses adjusted for Certain Items (Non-GAAP)	$11,127	$10,742	$385	3.6%

Operating income (GAAP)	$3,202	$3,039	$163	5.4%
Impact of inventory valuation adjustment (8)	—	(3)	3	NM
Impact of restructuring and transformational project costs (1) (5) (7) (9)	120	63	57	90.5
Impact of acquisition-related costs (2) (6) (10)	159	116	43	37.1
Impact of bad debt reserve adjustments (3)	—	(5)	5	NM
Operating income adjusted for Certain Items (Non-GAAP)	$3,481	$3,210	$271	8.4%

(1)	Fiscal 2024 primarily represents severance and transformation costs.
(2)	Fiscal 2023 includes intangible amortization expense and acquisition costs.
(3)	Fiscal 2023 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(4)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(5)	Includes restructuring and transformation costs primarily in Europe.
(6)	Represents intangible amortization expense.
(7)	Primarily represents restructuring costs.
(8)	Fiscal 2023 represents an adjustment to a product return allowance related to COVID-related personal protection equipment inventory.
(9)	Includes various transformation initiative costs, primarily consisting of changes to our business technology strategy.
(10)	Represents due diligence costs.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Free Cash Flow
(In Millions)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	52-Week Period Ended Jun. 29, 2024	52-Week Period Ended Jul. 1, 2023	52-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$2,989	$2,868	$121
Additions to plant and equipment	(832)	(793)	(39)
Proceeds from sales of plant and equipment	79	42	37
Free Cash Flow (Non-GAAP)	$2,236	$2,117	$119

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Impact of Certain Items on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Dollars in Millions)

EBITDA represents net earnings (loss) plus (i) interest expense, (ii) income tax expense and benefit, (iii) depreciation and (iv) amortization. The net earnings (loss) component of our EBITDA calculation is impacted by Certain Items that we do not consider representative of our underlying performance. As a result, in the non-GAAP reconciliations below for each period presented, adjusted EBITDA is computed as EBITDA plus the impact of Certain Items, excluding certain items related to interest expense, income taxes, depreciation and amortization. Sysco's management considers growth in this metric to be a measure of overall financial performance that provides useful information to management and investors about the profitability of the business, as it facilitates comparison of performance on a consistent basis from period to period by providing a measurement of recurring factors and trends affecting our business. Additionally, it is a commonly used component metric used to inform on capital structure decisions. Adjusted EBITDA should not be used as a substitute for the most comparable GAAP financial measure in assessing the company’s financial performance for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the tables that follow, adjusted EBITDA for each period presented is reconciled to net earnings.

	13-Week Period Ended Jun. 29, 2024	13-Week Period Ended Jul. 1, 2023	Change in Dollars	% Change
Net earnings (GAAP)	$612	$733	$(121)	(16.5)%
Interest (GAAP)	165	136	29	21.3
Income taxes (GAAP)	192	224	(32)	(14.3)
Depreciation and amortization (GAAP)	226	201	25	12.4
EBITDA (Non-GAAP)	$1,195	$1,294	$(99)	(7.7)%
Certain Item adjustments:
Impact of restructuring and transformational project costs (1)	60	24	36	NM
Impact of acquisition-related costs (2)	8	1	7	NM
Impact of other non-routine gains and losses	—	(121)	121	NM
EBITDA adjusted for Certain Items (Non-GAAP) (3)	$1,263	$1,198	$65	5.4%
Other expense (income), net, as adjusted (Non-GAAP) (4)	8	(7)	15	NM
Depreciation and amortization, as adjusted (Non-GAAP) (5)	(188)	(173)	(15)	(8.7)
Operating income adjusted for Certain Items (Non-GAAP)	$1,083	$1,018	$65	6.4%

(1)	Fiscal 2024 and fiscal 2023 include charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of changes to our business technology strategy, excluding charges related to accelerated depreciation.
(2)	Fiscal 2024 and fiscal 2023 include acquisition and due diligence costs.
(3)	In arriving at adjusted EBITDA, Sysco does not adjust out interest income of $10 million and $9 million or non-cash stock compensation expense of $27 million and $22 million in fiscal 2024 and fiscal 2023, respectively.
(4)	Fiscal 2024 represents $8 million in GAAP other expense (income), net. Fiscal 2023 primarily represents $128 million in GAAP other expense (income), net less $122 million in income from a litigation financing agreement.
(5)	Fiscal 2024 includes $226 million in GAAP depreciation and amortization expense, less $38 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions. Fiscal 2023 includes $201 million in GAAP depreciation and amortization expense, less $28 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions.
NM	Represents that the percentage change is not meaningful.

	52-Week Period Ended Jun. 29, 2024	52-Week Period Ended Jul. 1, 2023	Change in Dollars	% Change
Net earnings (GAAP)	$1,955	$1,770	$185	10.5%
Interest (GAAP)	607	527	80	15.2
Income taxes (GAAP)	610	515	95	18.4
Depreciation and amortization (GAAP)	873	776	97	12.5
EBITDA (Non-GAAP)	$4,045	$3,588	$457	12.7%
Certain Item adjustments:
Impact of inventory valuation adjustment (1)	—	(3)	3	NM
Impact of restructuring and transformational project costs (2)	116	61	55	90.2
Impact of acquisition-related costs (3)	31	10	21	NM
Impact of bad debt reserve adjustments (4)	—	(4)	4	NM
Impact of other non-routine gains and losses (5)	—	194	(194)	NM
EBITDA adjusted for Certain Items (Non-GAAP) (6)	$4,192	$3,846	$346	9.0%
Other expense (income), net, as adjusted (Non-GAAP) (7)	30	33	(3)	(9.1)
Depreciation and amortization, as adjusted (Non-GAAP) (8)	(741)	(669)	(72)	(10.8)
Operating income adjusted for Certain Items (Non-GAAP)	$3,481	$3,210	$271	8.4%

(1)	Fiscal 2023 represents an adjustment to a product return allowance related to COVID-related personal protection equipment inventory.
(2)	Fiscal 2024 and 2023 include charges related to restructuring and severance, as well as various transformation initiative costs, primarily consisting of changes to our business technology strategy and exclude charges related to accelerated depreciation.
(3)	Fiscal 2024 and 2023 include acquisition and due diligence costs.
(4)	Fiscal 2023 represents the reduction of bad debt charges previously taken on pre-pandemic trade receivable balances in fiscal 2020.
(5)	Fiscal 2023 primarily includes a pension settlement charge of $315 million that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer and $122 million in income from a litigation financing agreement.
(6)	In arriving at adjusted EBITDA, Sysco does not exclude interest income of $38 million and $24 million or non-cash stock compensation expense of $104 million and $95 million for fiscal 2024 and fiscal 2023, respectively.
(7)	Fiscal 2024 represents $30 million in GAAP other expense (income), net. Fiscal 2023 represents $227 million in GAAP other expense (income), net less $315 million due to the certain items impact of a pension settlement charge that resulted from the purchase of a nonparticipating single premium group annuity contract that transferred defined benefit plan obligations to an insurer and $122 million in income from a litigation financing agreement.
(8)	Fiscal 2024 includes $873 million in GAAP depreciation and amortization expense, less $132 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions. Fiscal 2023 includes $776 million in GAAP depreciation and amortization expense, less $107 million of Non-GAAP depreciation and amortization expense primarily related to acquisitions.
NM	Represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries
Non-GAAP Reconciliation (Unaudited)
Net Debt to Adjusted EBITDA
(In Millions)

Net Debt to Adjusted EBITDA is a non-GAAP financial measure frequently used by investors and credit rating agencies. Our Net Debt to Adjusted EBITDA ratio is calculated using a numerator of our debt minus cash and cash equivalents, divided by the sum of the most recent four quarters of Adjusted EBITDA. In the table that follows, we have provided the calculation of our debt and net debt as a ratio of Adjusted EBITDA.

Jun. 29, 2024
Current Maturities of long-term debt	$469
Long-term debt	11,513
Total Debt	11,982
Cash & Cash Equivalents	(696)
Net Debt	$11,286

Adjusted EBITDA for the previous 12 months	$4,192

Debt/Adjusted EBITDA Ratio	2.86
Net Debt/Adjusted EBITDA Ratio	2.69